SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934, (Amendment No. )


Filed by the registrant  [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        AMCOL INTERNATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                        AMCOL INTERNATIONAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Items 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A

     (2)  Aggregate number of securities to which transactions applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A (4) Proposed maximum aggregate value of transaction: N/A

     (5)  Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee is paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid: N/A

     (2)  Form, schedule or registration statement number: N/A

     (3)  Filing party: N/A

     (4)  Date filed: N/A

                         AMCOL INTERNATIONAL CORPORATION

             Annual Meeting of Shareholders to be held May 12, 1998


     As a shareholder of AMCOL International Corporation, I acknowledge receipt of Notice of Annual Meeting and accompanying Proxy Statement and appoint Clarence O. Redman, Paul G. Shelton and Audrey L. Weaver, or any one of them, to vote all shares of stock of AMCOL International Corporation that I am entitled to vote, at the Annual Meeting of Shareholders to be held on Tuesday, May 12, 1998, at 11:00 A.M., Central Daylight Savings Time, and at any adjournments thereof, at Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois, 60143.

1. The election of Arthur Brown, John Hughes, Jay D. Proops, Lawrence E. Washow and Paul C. Weaver as Class III Directors;

               FOR ALL NOMINEES EXCEPT NOMINEE(S) WRITTEN IN THE SPACE BELOW:

               _____________________________________________________________

               WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

2. The amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company;

   FOR                              AGAINST                           ABSTAIN

3. The approval of the Company's 1998 Long-Term Incentive Plan;

   FOR                              AGAINST                           ABSTAIN

4. The proposal to ratify KPMG Peat Marwick LLP as independent auditors for 1998;

   FOR                              AGAINST                           ABSTAIN

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, AND IN THE ABSENCE OF SUCH INSTRUCTIONS, SHALL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED IN ITEM (1) AND FOR ITEMS (2), (3) AND (4). IF OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES ON THOSE MATTERS.

           This Proxy Is Solicited on Behalf of the Board of Directors

     You are urged to mark, sign and return your proxy promptly in the enclosed self-addressed, postage-paid (if mailed in the United States) envelope.

           Dated __________________________________________________________1998

           ____________________________________________________________________
                                SIGNATURE OF SHAREHOLDER

           ____________________________________________________________________
                                SIGNATURE OF SHAREHOLDER

          When signing the proxy, please date it and take care to have the signature agree to the shareholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

                         AMCOL INTERNATIONAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 12, 1998



To Our Shareholders:

     The Annual Meeting of Shareholders of AMCOL International Corporation, a Delaware corporation (the "Company"), will be held at Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois, 60143, on Tuesday, May 12, 1998, at 11:00 a.m., Central Daylight Savings Time, for the following purposes:

1. To elect five (5) directors for a three-year term or until their successors are elected and qualified;

2. To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company;

3.   To approve the Company's 1998 Long-Term Incentive Plan;

4. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for 1998; and

5.   To transact such other business as may properly come before the meeting.

     Only shareholders of record as of the close of business on March 27, 1998, will be entitled to vote at the Annual Meeting. It is important that you cast your vote, since a majority is required to constitute a quorum.

     Please mark, sign, date and mail the proxy card in the enclosed self-addressed, postage-paid envelope. By doing so, you ensure that your shares will be voted as you direct, even if you can't attend the meeting. You also can cancel your proxy for any reason, either by writing the Company before the meeting or by voting in person at the meeting. Thank you for your interest and cooperation.

                                             By Order of the Board of Directors,



                                                              Clarence O. Redman
                                                              Secretary

Arlington Heights, Illinois
April 6, 1998

                         AMCOL INTERNATIONAL CORPORATION

                               One North Arlington
                        1500 West Shure Drive, Suite 500
                     Arlington Heights, Illinois 60004-7803
                                 (847) 394-8730

                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                           To Be Held on May 12, 1998


                                  INTRODUCTION

     The Board of Directors of AMCOL International Corporation (the "Company") is soliciting proxies for voting at its Annual Meeting of shareholders to be held on Tuesday, May 12, 1998, at 11:00 a.m., Central Daylight Savings Time, and any adjournment thereof ("Annual Meeting"), at Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois, 60143.

     The cost of proxy solicitation will be paid by the Company. In addition to using mail, certain employees of the Company may devote part of their time (but will not be specifically paid) to solicitation by facsimile, telephone or in person.

     This proxy statement was first mailed or delivered to shareholders on or about April 6, 1998.


     Who Has the Right to Vote?

     The holders of the Company's Common Stock at the close of business on March 27, 1998 are entitled to vote at the Annual Meeting.

     As of March 27, 1998, the Company had 28,367,817 shares of Common Stock outstanding, each of which shares is entitled to one vote. Each shareholder of record can either vote in person or by proxy. A majority of the outstanding shares of the Company's Common Stock must be represented in person or by proxy to constitute a quorum at the Annual Meeting. A broker non-vote is not counted in determining voting results. If a shareholder elects to abstain on any matter, it has the same legal effect as a vote "AGAINST" the matter.

                               Voting Instructions

     If you return your signed proxy card to us before the Annual Meeting, your shares will be voted as you indicate. You can either approve, reject or not vote for each proposal. You also can vote for all, some or none of the nominees for director. If you don't specify a vote on a proposal, your proxy will be voted "FOR" all nominees for director, "FOR" the increase in the number of authorized shares, "FOR" the 1998 Long-Term Incentive Plan and "FOR" ratification of KPMG Peat Marwick LLP as independent auditors.

     You may cancel your proxy at any time before the meeting by writing to the Secretary of the Company, AMCOL International Corporation, One North Arlington, 1500 West Shure Drive, Suite 500, Arlington Heights, Illinois, 60004-7803; or you may do so personally at the Annual Meeting.

                               SECURITY OWNERSHIP

     The following table sets forth all persons known to be the beneficial owner of more than 5% of the Company's Common Stock as of February 26, 1998.

                              Name and Address of                                    Number of           Percent
                               Beneficial Owner                                      Shares and          of Class
                                                                                     Nature of
                                                                                     Beneficial
                                                                                   Ownership (1)
                                                                                ---------------------   -----------

Harris Trust and Savings Bank...............................................    3,101,751     (2)           10.88%
     Paul Bechtner Trust
     111 West Monroe Street
     Chicago, Illinois  60690

Everett P. Weaver...........................................................    3,119,751     (3)(4)        10.94%
     c/o AMCOL International Corporation
     1500 West Shure Drive, Suite 500
     Arlington Heights, Illinois 60004-7803

William D. Weaver...........................................................    4,176,364     (3)(5)        14.64%
     c/o AMCOL International Corporation
     1500 West Shure Drive, Suite 500
     Arlington Heights, Illinois 60004-7803
_______________________

(1) Nature of beneficial ownership is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting and investment power unless otherwise indicated by footnote.

(2) Voting and investment power are shared by the trustees of this trust. See note (3) below.

(3) Includes 3,101,751 shares held in the Paul Bechtner Trust as to which Messrs. Everett P. Weaver, William D. Weaver and the Harris Trust and Savings Bank are co-trustees and share voting and investment power.

(4) Includes 18,000 shares in a trust as to which voting and investment power are shared with Mr. Weaver's wife.

(5) Includes 675,342 shares held in a living trust and 30,150 shares in a charitable remainder unit trust as to which Mr. Weaver exercises sole voting and investment power. Also includes 6,450 shares held by his wife, 218,550 shares held in his wife's living trust, 45,000 shares held by his wife as trustee for the benefit of her brother, and 56,440 shares held by his wife for the benefit of their grandchildren as to which Mr. Weaver may be deemed to share voting and investment power.

     The following table sets forth, as of February 26, 1998, shares beneficially owned by: (i) each director and nominee; (ii) the Chief Executive Officer; (iii) the four other most highly compensated executive officers; and
(iv) as a group, such persons and other executive officers.

                               Beneficial Owner                                      Number of           Percent
                                                                                     Shares and          of Class
                                                                                     Nature of
                                                                                     Beneficial
                                                                                   Ownership (1)
                                                                                ---------------------   -----------
Arthur Brown................................................................             25,637                  *
Robert E. Driscoll, III.....................................................            407,295              1.41%
Raymond A. Foos.............................................................             72,696                  *
John Hughes.................................................................            755,670              2.59%
James A. McClung............................................................                  -                  *
Jay D. Proops...............................................................              6,600                  *
C. Eugene Ray...............................................................            115,638                  *
Clarence O. Redman..........................................................             68,138                  *
Paul G. Shelton.............................................................            413,765              1.42%
Dale E. Stahl...............................................................             23,100                  *
Lawrence E. Washow..........................................................            396,543              1.36%
Audrey L. Weaver............................................................            645,870              2.22%
Paul C. Weaver..............................................................            381,820              1.31%
Frank B. Wright, Jr.........................................................              5,075                  *
Roger P. Palmer.............................................................             73,055                  *
All of the above and other executive
     officers as a group (18 persons).......................................          2,993,447             10.28%

____________________

*        Percentage represents less than 1% of the total shares of Common Stock outstanding as of February 26, 1998.

(1)       Nature of beneficial ownership is set forth on page 4.

                                                                    Nature of Beneficial Ownership (Shares Held)

Beneficial Owner          Directly (1) In the    In          As Trustee    As      By        As Trustee As Trustee Subject to  Total
                                       Company's Limited         or     Custodian  Family    of the     of the     Options
                                       Savings   Partnership Co-Trustee            Members   Company's  Company's  Exercisable
                                       Plan (2)                                              Pension    Savings    in 60 Days
                                                                                             Plan (4)   Plan (4)
Arthur Brown                        -        -           -        -          -           -         -        -       25,637    25,637
Robert E. Driscoll, III        30,000        -   371,295 (3)  6,000          -           -         -        -            -   407,295
Raymond A. Foos                59,959        -           -        -          -       3,000         -        -        9,737    72,696
John Hughes                   239,892   21,078           -   22,989          -      44,557   232,500    7,500      187,155   755,670
James A. McClung                    -        -           -        -          -           -         -        -            -         -
Jay D. Proops                   3,000        -           -        -          -           -         -        -        3,600     6,600
C. Eugene Ray                  24,750        -           -        -          -      20,250         -        -       70,638   115,638
Clarence O. Redman             30,374   14,364           -        -          -           -         -        -       23,400    68,138
Paul G. Shelton                48,235   20,272           -        -     14,492         935   232,500    7,500       89,831   413,765
Dale E. Stahl                  19,500        -           -        -          -           -         -        -        3,600    23,100
Lawrence E. Washow             52,643   12,830           -        -      7,500           -   232,500    7,500       83,570   396,543
Audrey L. Weaver              643,470        -           -        -          -       2,400         -        -            -   645,870
Paul C. Weaver                318,876        -           -   30,638          -      31,706         -        -          600   381,820
Frank B. Wright, Jr.            1,350    3,185           -        -          -           -         -        -          540     5,075
Roger P. Palmer                 6,179   19,491           -        -          -           -         -        -       47,385    73,055
All Directors               1,487,678  108,499     371,295   59,627     21,992     102,848   232,500    7,500      601,508 2,993,447
    and Executive Officers

(1) Includes shares held in joint tenancy with spouses for which voting rights may be shared.
(2) With the exception of Mr. Redman's shares which are held in the Clarence O. Redman PC Savings Plan, the shares are held in the Company's Savings Plan.
(3)  Mr. Driscoll is a general partner.
(4)  Messrs. Hughes, Shelton and Washow share voting rights.

                                     ITEM 1

                              ELECTION OF DIRECTORS

     It is intended that the shares represented by the enclosed proxy will be voted, unless votes are withheld in accordance with the instructions contained in the proxy, for the election of the five (5) nominees for Director named below. In the event that any nominee for Director should become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event such shares will be voted for such substitute nominees. Provided a quorum is present, the affirmative vote by the holders of a majority of the shares of the Common Stock represented at the Annual Meeting, in person or by proxy, is required for the election of each nominee.


                         INFORMATION CONCERNING NOMINEES


                                    CLASS III
                             (Term expiring in 2001)

                                               Director
Name                                 Age        Since       Principal Occupation for Last Five Years

Arthur Brown....................     57          1990       Chairman, President and Chief Executive Officer of
                                                            Hecla Mining Company.

John Hughes*....................     55          1984       President and Chief Executive Officer of the Company.

Jay D. Proops*..................     56          1995       Private investor since 1995; prior thereto, former Vice
                                                            Chairman and co-founder of The Vigoro Corporation. Also
                                                            a Director of Great Lakes Chemical Corporation.

Lawrence E. Washow .............     45          1998       Executive Vice President and Chief Operating Officer of
                                                            the Company since August 1997; prior thereto, Senior
                                                            Vice President of the Company and President of Chemdal
                                                            International Corporation.

Paul C. Weaver (1)*.............     35          1995       Managing partner of Consumer Aptitudes, Inc. since July
                                                            1997, a marketing research firm; prior thereto, various
                                                            sales and account management positions for ACNielsen
                                                            Company, a provider of marketing information services.

*        Member of the Executive Committee of the Board of Directors
(1)      Paul C. Weaver and Audrey L. Weaver are first cousins.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

             INFORMATION CONCERNING CONTINUING MEMBERS OF THE BOARD

                                     CLASS I
                             (Term expiring in 1999)
                                               Director

Name                                 Age        Since       Principal Occupation for Last Five Years

Raymond A. Foos.................     69          1981       Retired Chairman of the Board, President and Chief
                                                            Executive Officer of Brush Wellman, Inc., a
                                                            manufacturer of beryllium and specialty materials.

Clarence O. Redman*.............     55          1989       Secretary of the Company.  Also, of counsel to Lord,
                                                            Bissell & Brook since October 1997, the law firm that
                                                            serves as Corporate Counsel to the Company; prior
                                                            thereto, he was the sole shareholder and President of
                                                            Clarence Owen Redman, Ltd., a corporate partner of the
                                                            law firm of Keck, Mahin & Cate.  Mr. Redman and his
                                                            professional corporation also served as Chief Executive
                                                            Officer of Keck, Mahin & Cate.  In December 1997, Keck,
                                                            Mahin & Cate filed a voluntary petition in bankruptcy
                                                            under Chapter 11 of the United States Bankruptcy Code.
                                                            Also a Director of U.S. Forest Industries, Inc.

Paul G. Shelton*................     48          1988       Senior Vice President and Chief Financial Officer of
                                                            the Company.

Audrey L. Weaver (1)............     43          1997       Private investor.

                                    CLASS II
                             (Term expiring in 2000)

                                               Director
Name                                 Age        Since       Principal Occupation for Last Five Years

Robert E. Driscoll, III.........     59          1985       Retired Dean and Professor of Law, University of South
                                                            Dakota.

James A. McClung* ..............     60          1997       Vice President of FMC Corporation, a diversified
                                                            producer of chemicals, machinery and other products for
                                                            industry, government and agriculture.

C. Eugene Ray*..................     65          1981       Chairman of the Board of the Company; Retired Executive
                                                            Vice President - Finance of Signode Industries, Inc., a
                                                            manufacturer of industrial strapping products.

Dale E. Stahl*..................     50          1995       President and Chief Operating Officer of Gaylord
                                                            Container Corporation, a manufacturer and distributor
                                                            of brown paper and packaging products.

_________________

*        Member of the Executive Committee of the Board of Directors

(1)      Audrey L. Weaver and Paul C. Weaver are first cousins.

     The Board of Directors held five meetings during the 1997 fiscal year. During the last year, all Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by each committee of the Board on which such Directors served. In addition to the Executive Committee, the Board of Directors of the Company has standing Audit, Compensation, and Nominating Committees.

     The Audit Committee held three meetings during the 1997 fiscal year. This Committee is responsible for reviewing the proposed audit program for each fiscal year, the results of the audits and the adequacy of the Company's systems of internal accounting control with the Company's financial management and its independent auditors. The Committee recommends to the Board of Directors the appointment of the independent auditors for each fiscal year. Directors Brown, Driscoll, Foos, Ray, Audrey L. Weaver and Paul C. Weaver are members of this Committee.

     The Compensation Committee held three meetings during the 1997 fiscal year. This Committee is responsible for annually reviewing the salaries and bonuses of all executive officers, and oversees the Company's compensation, incentive and employee benefit programs. This Committee is also responsible for the selection of those officers, directors and key employees who are eligible to receive options, determines the number of options to be awarded and the period during which options may be exercised under the Company's various option plans. The Committee is comprised of non-employee directors. Directors Driscoll, Foos, Proops, Ray, Redman and Stahl are members of this Committee.

     The Nominating Committee held one meeting during the 1997 fiscal year. This Committee is responsible for recommending to the Board of Directors, at the request of the Board of Directors, nominees who are deemed by the Committee to be qualified for Board of Directors' membership. This Committee does not consider nominees recommended by shareholders. Directors Proops, Ray, Stahl and Paul C. Weaver are members of this Committee.

               COMPENSATION AND OTHER TRANSACTIONS WITH MANAGEMENT

Summary Compensation Table

     The Summary Compensation Table below includes, for each of the fiscal years ended December 31, 1997, 1996 and 1995, individual compensation for services to the Company and its subsidiaries of those persons who were at December 31, 1997:
(i) the Chief Executive Officer; and (ii) the four other most highly compensated executive officers of the Company (collectively, the "Named Officers").

                                                                                  Long-Term
                                                                                Compensation
                                             Annual Compensation (1)(2)
                                                                                   Awards
                                                                                 Securities           All Other
                                                                    Bonus        Underlying         Compensation
Name & Principal Position                Year      Salary ($)       ($)(3)        Options (#)             ($)
                                                                                                        (4)

John Hughes.........................     1997         400,000        244,650        25,500              24,400
     President and                       1996         380,000              -        18,900               6,000
     Chief Executive Officer             1995         345,000        100,000        27,825               6,000

Lawrence E. Washow..................     1997         229,256        114,449        12,750               8,740
     Executive Vice President            1996         200,077              -        14,321               6,360
     and Chief Operating Officer         1995         185,105         29,600           450               6,644

Paul G. Shelton.....................     1997         215,000        102,354        12,750               8,600
     Senior Vice President and           1996         200,000              -         9,450               6,000
     Chief Financial Officer of          1995         175,000         23,100        11,925               6,000
     the Company and President
     of Ameri-Co Carriers, Inc.
     and Nationwide Freight
     Service, Inc.

Frank B. Wright, Jr.................     1997         175,000         70,000         9,563               3,500
     Vice President of the               1996         121,221         80,000         8,850                   -
     Company and President of            1995          28,667         15,720             -                   -
     American Colloid Company

Roger P. Palmer.....................     1997         180,000         22,860        12,750               7,200
     Senior Vice President of            1996         160,001              -         9,450               6,000
     the Company and President           1995         140,000         18,480        11,925               6,000
     of Colloid Environmental
     Technologies Company

____________________

(1) Includes deferred compensation under the Company's Savings Plan and the Company's Deferred Compensation Plan.

(2) The incremental cost of non-cash compensation and other personal benefits during any year presented did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any individual named above.

(3) The figures in this column reflect bonuses from the Executive Incentive Compensation Plan and the Bonus Plan as described in the Board Compensation Committee Report on Executive Compensation. The 1996 bonus amount for Mr. Wright was a relocation allowance.

(4) The figures in this column include Company matching contributions under the Company's Savings Plan. During 1997, the Company approved a 401(k) restoration plan whereby the matching contributions for salary deferrals in excess of ERISA limits to the Company's Savings Plan were credited to the Company's Deferred Compensation Plan. Pursuant to the Company's Savings Plan, the named executive officers received matching contributions in 1997, 1996 and 1995, respectively, as follows: Mr. Hughes, $24,400, $6,000, $6,000; Mr. Washow, $8,740, $6,000, $6,000; Mr. Shelton, $8,600, $6,000,
     $6,000; Mr. Wright,  $3,500, $0, $0; and Mr. Palmer, $7,200 $6,000, $6,000.
     The figures in this column also include amounts received in connection with the surrender of certain travel benefits. Pursuant to this arrangement, Mr.Washow received $0, $360, and $644 in 1997, 1996 and 1995, respectively.

Option Grants in Last Fiscal Year

          Shown below is information on grants of incentive stock options during the fiscal year ended December 31, 1997 to the Named Officers, which are reflected in the Summary Compensation Table on Page 8.

                                                  Individual Grants in 1997                      Grant Date
                                                                                                    Value
                                 -------------------------------------------------------------  --------------
                                    Number of
                                   Securities        % of Total                                    Grant
                                   Underlying         Options                                       Date
                                     Options         Granted To      Exercise     Expiration      Present
             Name                  Granted (1)      Employees(2)     Price(3)        Date        Value (4)
John Hughes                          25,500             8.51%         $11.833      02/13/07       $129,377
Lawrence E. Washow                   12,750             4.25           11.833      02/13/07         64,689
Paul G. Shelton                      12,750             4.25           11.833      02/13/07         64,689
Frank Wright, Jr.                     9,563             3.19           11.833      02/13/07         48,520
Roger P. Palmer                      12,750             4.25           11.833      02/13/07         64,689


(1) These Incentive Stock Options ("ISOs") were issued pursuant to the Company's 1993 Stock Plan (the "1993 Plan") and may not be exercised until they vest. These ISOs vest 40% after two years, 60% after three years, 80% after four years and 100% after five years, provided that on death or retirement under specified conditions, these ISOs become fully vested. The exercise price may not be less than the fair market value of the shares subject to the option on the date of grant. The exercise price may not be less than 110% of such fair market value if the purchaser is a holder of more than 10% percent of the Company's outstanding voting securities.

(2)  Based on 299,772 options granted to all employees.

(3)  Fair market value on the date of grant.

(4) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: an exercise price on the option of $11.833, equal to the fair market value of the underlying stock on the date of grant; an option term of 6 years; interest rate of 6.17% representing the interest rates on U.S. Treasury securities on the date of grant with maturity dates corresponding to the vesting of the options; volatility of 42.45% calculated using daily stock prices for the six-month period prior to the February 1997 grant; and dividends at the rate of $0.19 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant. There have been no reductions to reflect the probability of forfeiture due to termination prior to vesting, or to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

                 Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

     Shown below is information with respect to (i) options exercised by the Named Officers pursuant to the 1983 and 1993 Plans during fiscal 1997 and (ii) unexercised options granted in fiscal 1997 and prior years under the 1983 and 1993 Plans to the Named Officers and held by them at December 31, 1997

                                                                       Number of
                                                                       Securities                Value of
                                                                       Underlying               Unexercised
                                                                      Unexercised              In-the-Money
                                                                       Options at               Options at
                                   Shares                               12/31/97                 12/31/97
                                Acquired on           Value           Exercisable/             Exercisable/
Name                              Exercise          Realized         Unexercisable           Unexercisable (1)

John Hughes................       26,801             $247,713        175,130 /  86,296  $1,815,482 / $  488,930
Lawrence E. Washow.........        7,500               69,790         87,495 /  67,977   1,046,987 /    274,212
Paul G. Shelton............       11,005               84,325         86,315 /  40,159     958,149 /    224,521
Frank B. Wright, Jr........            -                    -              0 /  18,413           0 /     97,807
Roger P. Palmer............            -                    -         35,820 /  36,556     323,214 /    202,749

____________________

(1) Based on the closing sale price as quoted on Nasdaq National Market on that date.

Pension Plan Table

                                      Estimated Annual Retirement Benefits for Years of Service Indicated

Remuneration                         15            20            25            30            35            40

 $150,000....................    $ 33,750      $ 45,000      $ 56,250      $ 67,500      $ 78,750      $ 84,375
  200,000....................      45,000        60,000        75,000        90,000       105,000       112,500
  250,000....................      56,250        75,000        93,750       112,500       131,250       140,625
  300,000....................      67,500        90,000       112,500       135,000       157,500       168,750
  350,000....................      78,750       105,000       131,250       157,500       183,750       196,875
  400,000....................      90,000       120,000       150,000       180,000       210,000       225,000
  450,000....................     101,250       135,000       168,750       202,500       236,250       253,125
  500,000....................     112,500       150,000       187,500       225,000       262,500       281,250
  550,000....................     123,750       165,000       206,250       247,500       288,750       309,375
  600,000....................     135,000       180,000       225,000       270,000       315,000       337,500

Pension Plans

     The above table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including officers, in the earnings and years of service classifications indicated under the Company's retirement plans, which cover substantially all of its domestic employees on a non-contributory basis. The estimated benefits as disclosed below assume (i) that the plans will be continued and (ii) that the employee will elect to receive his pension at normal retirement age. The table above and the estimates below do not reflect the reduction in an individual's final monthly compensation due to the social security monthly covered compensation. This reduction is based upon the retirement year for a particular individual.

     Covered compensation includes a participant's base salary, commissions, bonuses and salary reductions under the Company's Savings Plan and Deferred Compensation Plan. The calculations of retirement benefits under the plans generally are based upon the average earnings for the highest five consecutive calendar years preceding the participant's termination of employment. The number of years of credited service under the plans as of March 15, 1998 for each of the Named Officers is: Mr. Hughes, 33 years; Mr. Washow, 19 years; Mr. Shelton, 16 years and Mr. Palmer, 16 years. The qualified compensation and estimated annual retirement benefit as of March 15, 1998, for each of the Named Officers are: Mr. Hughes, $477,161 and $221,868; Mr. Washow, $220,910 and $60,421; Mr.
Shelton,  $210,087 and $49,548; and Mr. Palmer, $161,277 and $40,914. Mr. Wright
has only been employed by the Company for two years, and does not have a vested pension benefit.

     Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a supplemental plan that authorizes the payment out of general funds of the Company any benefits calculated under provisions of the Company's pension plan that may be above the limits under these sections. The accrued, unfunded liability of the supplemental plan at September 30, 1997, was $521,944.

Director Compensation

     The Company has a standard arrangement whereby directors who are not full-time officers of the Company receive an annual fee of $14,000, plus a meeting fee of $1,400 per day. In addition, Mr. Ray receives an annual fee of $16,300 for his services as Chairman of the Board. The committee chairman of the audit, compensation, nominating and executive committees receives an additional fee of $1,875 per year. Members of each committee receive $500 per meeting as compensation for service as a committee member. Directors who are also full-time officers of the Company are not paid for their services as directors or for attendance at meetings.

     Pursuant to the 1987 Nonqualified Stock Option Plan, Directors Brown, Driscoll, Foos, Proops, Ray, Stahl, Audrey L. Weaver and Paul C. Weaver were each granted 1,500 options at $12.00 per share in 1997. Director McClung was granted 9,000 options at $12.00 per share in 1997.

Change In Control Arrangements

     Each of Messrs. Hughes, Washow, Shelton, Wright and Palmer (the "Individual(s)") has an Agreement with the Company which provides that, upon a change in control of the Company, each of them is to be employed by the Company for a period of time after the change in control (three years in the case of Messrs. Hughes, Washow and Shelton and two years for Messrs. Wright and Palmer). A change in control is defined as a change in legal or beneficial ownership of 51% of the Company's Common Stock within a six-month period other than by death or operation of law, or the sale of 90% or more of the Company's assets.

     After a change in control, the Company may not terminate the employment of any of the Individuals except for just cause, and any of the following will be considered to be a termination for other than just cause: (i) the assignment of duties of lesser status, dignity and character than the Individual's duties immediately prior to the date of his Agreement or substantial reduction in the nature or status of responsibilities; (ii) a reduction in annual base salary or bonus or incentive plans in effect as of the date of the Agreement or as increased from time to time; (iii) a relocation to an office more than 35 miles from the location where the Individual principally works, or substantially greater travel requirements; and (iv) the failure to provide certain fringe benefits substantially equal to those enjoyed by the Individual as of the date of the Agreement. In addition, any termination of employment following discussions by a shareholder or group of shareholders beneficially owning more than 20% of the Company's Common Stock or a designated representative of the Board of Directors with a third party that results in a change in control of the Company within 180 days shall be deemed to be a termination of employment after a change in control for purposes of the Agreements (unless the termination is for cause or wholly unrelated to such discussions).

     If termination of employment occurs within a specified period after a change in control for just cause (three years in the case of Messrs. Hughes, Washow and Shelton and two years in the case of Messrs. Wright and Palmer), the Individual will receive all accrued sums and benefits required by contract or by law. If termination occurs within such period for other than just cause, through either actual termination or constructive termination as described above, they will receive, in addition, base period compensation (defined as current annual salary plus the average of the last two years in the case of Messrs. Wright and Palmer and three years in the case of Messrs. Hughes, Washow and Shelton of incentive bonus payments) less any compensation received from the date of change in control to the termination date, provided that the amounts payable under the Agreement may not exceed an amount equal to two times in the case of Messrs. Wright and Palmer and three times in the case of Messrs. Hughes, Washow and Shelton the Individual's average annual compensation payable by the Company during the five calendar years prior to the date of change in control. They will also receive continued medical, health and disability benefits for one year after termination.

     The Agreements do not require any of the Individuals to seek other employment, but the amounts of payments or benefits thereunder are to be reduced by up to 50% by any compensation earned from other employment. For a period of years (three years in the case of Messrs. Hughes, Washow and Shelton and two years in the case of Messrs. Wright and Palmer) from the date of termination of employment with or without cause, before or after a change in control, each of the Individuals is prohibited from owning, managing, operating, controlling or otherwise engaging in any business that competes with any business conducted by the Company and from inducing or attempting to influence any employee of the Company to leave its employ.

     The Agreements are dated, and their terms commence, as follows: Messrs. Hughes and Shelton, April 1, 1997; Mr. Washow, February 16, 1998, Mr Wright, August 21, 1996, and Mr. Palmer, February 7, 1996.

                BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's mission is to supply high-quality performance products and innovative technologies for absorbent polymers, minerals and environmental markets worldwide. To accomplish this objective, the Company has developed comprehensive compensation strategies that emphasize maximizing shareholder value and growth in sales and earnings. The compensation program has been designed to reinforce and support the Company's business goals and to help the organization both attract and retain the highest quality executive talent.

     The Compensation Committee of the Board of Directors is comprised of six non-employee directors whose objectives are to approve the design, assess the effectiveness and administer compensation programs in support of compensation policies. The Compensation Committee also evaluates executive performance and reviews and approves all salary arrangements and other remuneration for the officer group.

     The Compensation Committee is committed to implementing and administering a compensation program that supports and underscores the Company's mission and values. The policies underlying the Compensation Committee's compensation decisions are enumerated more fully below:

     Compensation opportunities should strengthen the Company's ability to attract, retain, and encourage the growth and development of the highest caliber executive talent upon whose efforts the success of the Company largely depends.

     A substantial portion of pay for senior executives should be comprised of at-risk, variable compensation whose payout is dependent on the achievement of specific corporate and individual performance objectives. In addition, the at-risk components of pay will have a significant equity-based element to ensure appropriate linkage between executive behavior and shareholder interests.

     Each compensation component targets pay opportunities at the median of compensation paid to executives included in the Company's comparative compensation peer group. The Company's comparative compensation group is not the same as the companies that make up the peer group in the stock price performance graph included in this proxy statement. In order to provide an appropriate basis for compensation analysis, a group larger than the stock price graph's peer group was used; note, however, that a significant number of the peer group companies are included in the comparative compensation group.

Components of Compensation

     The Company's total compensation program consists of several components, each of which plays a role in supporting overall business goals and pay philosophy. In assessing the competitiveness of the Company's senior executive compensation programs, available salary data consisting of general manufacturing companies is used for comparison purposes. Pay decisions are based upon pay data for comparable positions. The total compensation program consists of base salary, annual incentives and long-term incentives.

Base Pay

     Base salaries are set at median levels (50th percentile) relative to competitive market levels for comparable positions based upon available survey data from general manufacturing and durable and nondurable goods manufacturing industries. The Compensation Committee annually reviews each executive's base salary and makes adjustments based upon levels of responsibility, breadth of knowledge, internal equity issues, as well as market pay practices. Salary adjustments are based primarily upon individual performance, which is evaluated based on individual contributions to the Company.

     As reflected in the Summary Compensation Table on Page 8, the Chief Executive Officer's base salary was increased in 1997 by $20,000 (5.3%). In arriving at Mr. Hughes' base salary, the Compensation Committee considered his individual performance and his long-term contributions to the financial success of the Company. The Committee also compared Mr. Hughes' base salary with the base salaries of chief executive officers from appropriate salary surveys.

Annual Incentives

     The Executive Incentive Compensation Plan ("Incentive Plan") underscores the Company's pay-for-performance philosophy by rewarding executives for meaningful contributions toward predetermined financial performance goals. The annual incentive opportunity is based upon performance compared to targets for return on capital and earnings per share. The aggregate amount to be distributed is determined pursuant to formulas tailored for each business segment. The Chief Executive Officer does not receive a bonus until the Company achieves a designated level of Company profitability.

     In keeping with the Company's pay-for-performance philosophy, incentive payouts vary based upon levels of profitability. The Chief Executive Officer was paid a bonus of $244,650 for the 1997 financial performance of the Company.

Long-Term Incentives

     Long-term incentives are provided annually in the form of incentive stock options (ISOs). Options under the Company's 1993 Stock Plan are granted by the Compensation Committee. ISOs are granted at a price not less than the fair market value of the Common Stock on the date of grant. Hence, the options will only have value when and if the stock price appreciates above the grant date price. ISOs are the only long-term incentive compensation vehicle currently used by the Company.

     The option program serves to focus executives on long-term shareholder value creation and foster an ownership mentality among the executive management team. In keeping with the Company's commitment to provide a total compensation package that focuses on at-risk pay components, long-term incentives will continue to comprise a large portion of the value of an executive's total compensation package. Currently, approximately 15 to 20 percent of the value of total compensation is comprised of equity incentives.

     When determining award sizes, the Compensation Committee considers the executive's responsibility level, prior experience, historical award data and ability to positively impact long-term shareholder value. The Compensation Committee also strives to deliver market competitive long-term incentive award opportunities to executives based on the dollar value of the award delivered.

     In 1997, the Chief Executive Officer received options to purchase 25,500 shares with an exercise price of $11.833, as provided in the Option Grant Table on Page 5. The Compensation Committee believes the equity incentive program provides a strong link between management behavior and shareholder interests.

Policy with Respect to the $1 Million Deduction Limit

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million unless certain requirements are met. The Compensation Committee has determined that Section 162(m) is not applicable due to the fact that current executive compensation levels are below the threshold at which Section 162(m) becomes applicable. Therefore, no modifications to executive compensation programs are warranted at this time.

                  Compensation Committee
                  Jay D. Proops, Chairman
                  Robert E. Driscoll, III
                  Raymond A. Foos
                  C. Eugene Ray
                  Clarence O. Redman
                  Dale E. Stahl

Performance Graph

     The following graph sets forth a five-year comparison of cumulative total returns for: (i) the Company (which trades on the Nasdaq National Market of The Nasdaq Stock Market); (ii) S&P SmallCap 600 Index; and (iii) a custom peer group of publicly traded companies (the "Peer Group").

     In identifying the Peer Group, the Company reviewed a list of public companies designated under the Standard Industrial Classification Code (the "SIC Code") for "Plastics, Materials and Resins" and "Mining, Quarry, and Nonmetal Materials". Upon a review of these designated companies, the Company selected the Peer Group that consists of companies whose businesses, sales sizes and market capitalization were similar to that of the Company.

     All returns were calculated assuming dividend reinvestment on a quarterly basis. The returns of each company in the Peer Group have been weighted according to market capitalization.

     The Peer Group consists of the following companies: CalMat Co., The Dexter Corporation, Dow Corning Corporation, Dravo Corporation, Electrochemical Industries, Hercules Incorporated, Nalco Chemical Company, Oil-Dri Corporation of America1, Penn Virginia Corporation, Rohm and Haas Co., A. Schulman Inc., Vulcan Materials Company and Zemex Corporation. ____________________

(1) Oil-Dri Corporation of America is not designated under the SIC Codes referenced above but is comparable to the Company and, therefore, is included in the Peer Group.

                Comparison of Five-Year Cumulative Total Return*
        AMCOL International Corporation, S&P SmallCap 600 and Peer Group

[GRAPHIC OMITTED]

                         Dec-93    Dec-94    Dec-95    Dec-96    Dec-97
AMCOL INTERNATIONAL      254.9     160.12    164.31    185.24    284.45
S&P SmallCap             118.76    113.16    147.02    178.30    223.87
Peer Group               124.91    124.61    148.14    156.69    196.26

                 Assumes $100 invested on December 31, 1992, in
 AMCOL International Corporation Common Stock, S&P SmallCap 600 and Peer Group.

* Total return assumes reinvestment of dividends on a quarterly basis.

Compensation Committee Interlocks and Insider Participation

     Clarence Owen Redman is a member of the Company's Compensation Committee and as such determined the compensation awarded to each of the Named Officers. Mr. Redman is of counsel to Lord, Bissell & Brook, the principal law firm engaged by the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement that Mr. Dale E. Stahl, a director of the Company, filed a late report covering a transaction involving a total of 4,500 shares of Common Stock and Mark A. Anderson and Gary
L. Castagna, executive officers, each filed a late initial beneficial ownership report of Common Stock following their elections to executive officer. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                                     ITEM 2

                       PROPOSED AMENDMENT TO THE COMPANY'S
                      RESTATED CERTIFICATE OF INCORPORATION

     By  resolution  adopted  on  February  10,  1998,  the  Company's  Board of
Directors has proposed and recommended the adoption of an amendment to the Company's Restated Certificate of Incorporation which would increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000. The Board directed that the proposed amendment be submitted to a vote of the Company's shareholders.

     Of the currently authorized 50,000,000 shares of Common Stock, as of March 27, 1998, 28,367,817 shares were issued and outstanding. As of the same date, 3,647,979 shares were held in the Company's treasury and approximately 550,902, 182,838, 1,247,178 and 1,900,000 shares were reserved for issuance in connection with options granted or to be granted under the Company's 1983 Incentive Stock Option Plan, the 1987 Nonqualified Stock Option Plan, the 1993 Stock Plan and the 1998 Long-Term Incentive Plan (subject to shareholder approval of the 1998
Plan), respectively.

     The Board of Directors believes the increase in the number of authorized shares of Common Stock will enhance the Company's flexibility in connection with possible future corporate actions, such as stock dividends or splits, financings, investment opportunities, corporate mergers and acquisitions, employee benefit programs, stock offerings, and for other corporate purposes that the Board deems advisable. Except for shares to be issued pursuant to the Company's stock plans named above, the Company has no current plans to issue shares for any of these purposes and there can be no assurance that any such issuance will be made or, if made, as to the timing, type, or size of any such issuance. Any issuance of shares of Common Stock, including the additional shares that will be authorized if this proposed amendment is adopted, will be subject to the approval of the Board of Directors and the Board does not intend to seek further shareholder approval prior to any such issuance unless required by law, the Company's Restated Certificate of Incorporation or the listing requirements of The Nasdaq Stock Market ("Nasdaq").

     The issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share, and on shareholders' equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of the Common Stock. Holders of Common Stock have no preemptive rights.

     The availability for issuance of additional shares of Common Stock also could have the effect of rendering more difficult or discouraging an attempt to obtain control of the Company. For example, the issuance of shares of Common Stock (within the limits imposed by applicable law and the rules of Nasdaq or any exchange upon which the Common Stock may be listed) in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The issuance of additional shares of Common Stock also could be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of the shareholders. The Company is not aware of any efforts to obtain control of the Company.

     If the amendment is adopted by the shareholders, the first paragraph of Article FOURTH of the Company's Restated Certificate of Incorporation will read as follows:

     "FOURTH: The total number of shares which the corporation shall have authority to issue is one hundred million (100,000,000) and the par value of each share is $0.01, amounting in the aggregate to One Million Dollars ($1,000,000)."

                              Board Recommendation

     Proxies  will be voted for or  against  approval  of the  amendment  to the
Company's Restated Certificate of Incorporation in accordance with the specifications marked thereon, and will be voted in favor of approval if no specification is made. Assuming a quorum is present, approval of the amendment increasing the number of authorized shares of Common Stock requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote thereon. If adopted, the amendment would become effective upon filing a Certificate of Amendment of the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which filing is expected to take place promptly after the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT.

                                     ITEM 3

                 APPROVAL OF THE AMCOL INTERNATIONAL CORPORATION
                          1998 LONG-TERM INCENTIVE PLAN

     At a meeting held on February 10, 1998, the Company's Board of Directors approved, and recommended for adoption by the shareholders, the AMCOL International Corporation 1998 Long-Term Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to provide officers, directors and employees who have substantial responsibility for the direction and management of the Company with an additional incentive to promote the success of the Company's business, to encourage such persons to remain in the service of the Company and to enable them to acquire proprietary interests in the Company. The following is a summary of the Incentive Plan. This summary, however, does not purport to be a complete description of the Incentive Plan. A copy of the Incentive Plan is attached to this Proxy Statement as Exhibit A.

     The Incentive Plan. The Incentive Plan would provide for the granting of awards of restricted stock ("Restricted Stock"), incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code (the "Code"), nonqualified stock options ("NSOs") and stock appreciation rights
("SARs") (awards of Restricted Stock, ISOs, NSOs and SARs are sometimes hereinafter collectively referred to as "Awards"), and would permit a total of 1,900,000 shares of the Company's Common Stock, to be awarded to participants under the Incentive Plan in the form of ISOs, NSOs, Restricted Stock or any combination thereof. As of March 27, 1998 the closing sale price of Common Stock was $14.25 per share as reported by Nasdaq.

     The Committee. The committee administering the Incentive Plan (the "Committee") would from time to time grant Awards under the Incentive Plan to selected eligible officers, directors and employees (the "Participants"), without payment by the Participant. The Committee shall be composed of two or more directors elected by the Board of Directors from time to time. In the absence of an election by the Board, the Committee shall mean the Compensation Committee of the Board. Members of the Committee will be eligible to receive Awards under the Incentive Plan. Presently, approximately 300 employees and 13 directors are eligible to participate in the Incentive Plan.

     Restricted Stock Awards. The Committee may in its discretion, grant an award of Restricted Stock to any Participant. Awards of Restricted Stock would be issued to Participants without payment. Upon completion of a vesting period and the fulfillment of any required conditions, restrictions upon the Restricted Stock would expire and new certificates representing unrestricted shares of Common Stock would be issued to the Participant. Generally, the Participant would have all of the rights of a shareholder of the Company with respect to his shares of Restricted Stock including, but not limited to, the right to vote such shares and the right to receive dividends payable with respect to the shares of Restricted Stock.

     Incentive Stock Options. The Incentive Plan would provide that the Committee would have the authority to grant ISOs to any employee of the Company and to determine the terms and conditions of each grant, including without limitation, the number of shares subject to each ISO and the option period. The ISO exercise price would also be determined by the Committee and would not be less than the fair market value of the Common Stock on the date of grant. The exercise price would not be less than 110% of such fair market value if the Participant was the holder of more than 10% of the Company's outstanding voting securities. Unless the Committee otherwise determines, the option period for ISOs will expire upon the earliest of: (i) ten years after the date of grant (five years in the case of a holder of more than 10% of the Company's outstanding voting securities), (ii) three months after termination of employment for any reason other than cause, death or total and permanent disability, (iii) immediately upon termination of employment for cause, (iv) twelve months after death or termination of employment on account of total and permanent disability, or (v) such other date or event as specified by the Committee.

     Nonqualified Stock Options. The Incentive Plan would provide the Committee with the authority to grant NSOs to any Participant and to determine the terms and conditions of each grant including the number of shares subject to each NSO, the option period and the option exercise price. The NSO exercise price would not be less than 85% of the fair market value of the Common Stock on the date of grant. Unless the Committee otherwise determines, the option period for NSOs will expire upon the earliest of: (i) ten years after the date of grant, (ii) three months after termination of employment for any reason other than cause, death, total and permanent disability or retirement after age 65 (nonemployee directors will be treated as being terminated when they cease to serve on the Board), (iii) immediately upon termination of employment for cause, (iv) 60 months after termination of employment on account of retirement after age 65,
(v) twelve months after death or termination of employment on account of total and permanent disability, or (vi) such other date or event as specified by the Committee.

     Stock Appreciation Rights. The Committee may, in its discretion, grant an SAR to any Participant. SARs granted by the Committee pursuant to the Incentive Plan may relate to and be associated with all or any part of a specific ISO or NSO. An SAR shall entitle the Participant to surrender any then exercisable portion of the SAR and, if applicable, the related ISO or NSO. In exchange, the Participant would receive from the Company an amount equal to the product of (i) the excess of the fair market value of a share of Common Stock on the date of surrender over the fair market value of the Common Stock on the date the SARs were issued, or, if the SARs are related to an ISO or an NSO, the per share exercise price under such option and (ii) the number of shares of Common Stock subject to such SAR, and, if applicable, the related option which is surrendered. SARs would be exercisable during a period established by the Committee and, if related to an ISO or NSO, shall terminate on the same date as the related option. Upon exercise, Participants would be paid in shares of Common Stock or cash, as determined by the Committee.

     The Manner of Exercise. The Committee may permit the exercise price for options granted under the Incentive Plan to be paid in cash or shares of Common Stock, including shares of Common Stock which the Participant received upon the exercise of one or more options. The Committee may also permit the option exercise price to be paid by the Participant's delivery of an election directing the Company to withhold shares of Common Stock from the Common Stock otherwise due upon exercise of the option or any method permitted by law.

     Vesting. Unless the Committee establishes a different vesting schedule at the time of grant, Awards generally vest 40% after two years, 60% after three years, 80% after four years and 100% after five years. A Participant may not exercise an option or SAR or transfer shares of Restricted Stock until the Award has vested.

     Generally, if a Participant's employment with the Company or service on the Board is terminated due to retirement, death, disability or a change in control of the Company (as determined by the Committee), the Committee may, in its discretion, accelerate vesting. If a Participant's employment with or service to the Company is terminated for any other reason, any Awards that are not yet vested are forfeited.

     Nontransferability. Awards are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, that NSOs, SARs and Restricted Stock are transferable in the Committee's discretion after vesting. During a Participant's lifetime, his ISOs may be exercised only by him.

     Withholding Tax. The Company shall have the right to withhold in cash or shares of Common Stock with respect to any payments made to Participants, any taxes required by law to be withheld because of such payments.

     Amendment; Termination. The Board of Directors may amend the Incentive Plan at any time, but may not impair the rights of Participants with respect to any outstanding Awards without the consent of Participants.

     The Incentive Plan will terminate ten years after its adoption by the Board of Directors; provided, however, that the Board of Directors may terminate the Incentive Plan at any time. Termination of the Incentive Plan will not affect the rights of Participants with respect to any Awards granted before the termination date.

     Federal Tax Consequences-Incentive Stock Options. Provided a Participant is an employee of the Company during the period beginning on the date of grant of the ISO and ending on the day three months before the date of exercise, neither the grant nor the exercise of an ISO has an immediate tax consequence to the Participant or the Company. If subsequent to the exercise of an ISO the Participant does not dispose of the acquired Common Stock within two years after the date of the grant of the ISO, or within one year after the date of the transfer of the Common Stock to the Participant (the "Holding Period"), the Company is not entitled to a tax deduction, the Participant realizes no ordinary income, and any gain or loss that is realized on the subsequent sale or taxable exchange of the Common Stock is treated as a long-term capital gain or loss. Certain tax deductions and exclusions, known as "tax preference items", give rise to an "alternative minimum tax" enacted to recapture some of the tax savings provided by such tax preference items. The tax benefits associated with an ISO are tax preference items that may affect the alternative minimum tax that must be paid by certain high income individuals.

     If a Participant exercises an ISO and disposes of the acquired Common Stock before the end of the Holding Period, the Participant's and the Company's tax treatment will be the same as if the Participant had exercised an NSO (described below). Therefore, the Participant realizes ordinary income in an amount equal to the excess, if any, between the option price of the Common Stock and the fair market value of such Common Stock on the date of exercise. The Company will be entitled to a corresponding tax deduction in the same amount and at the same time.

     Federal  Tax   Consequences-Nonqualified   Stock  Options.  Generally,  the
recipient of an NSO realizes no taxable income at the time of grant. Similarly, the Company is not entitled to a deduction with respect to the grant of an NSO.

     Upon the exercise of an NSO, a Participant realizes income at ordinary income tax rates. The amount included in income is the excess of the fair market value of the Common Stock acquired (as of the date of exercise) over the exercise price. The Company will generally be entitled to a corresponding deduction equal to this amount for the Company's taxable year that ends with or includes the end of the Participant's taxable year of income inclusion. The Company's deduction is only allowed, however, to the extent the amount is considered "reasonable compensation".

     A Participant's basis in the Common Stock acquired upon the exercise of an NSO will be the exercise price, plus any amount includable in the Participant's gross income upon the exercise of the NSO. The gain or loss realized by the Participant upon a subsequent sale or exchange of the shares will be a capital gain or loss.

     Federal Tax Consequences-Restricted Stock. Generally, because of the risk of forfeiture prior to vesting (and certain other restrictions that may be imposed by the Committee), no taxable income will be recognized by the Participant upon an Award of Restricted Stock. However, a Participant may make an election under Section 83(b) of the Code, within 30 days of the date of issuance of the Restricted Stock, to be taxed at the time of issuance. Any Participant who makes such an election recognizes ordinary income on the date of issuance of the Restricted Stock equal to its fair market value at that time. The Company is entitled to an equivalent deduction. No additional income would then be recognized by the Participant upon the lapse of restrictions on the Restricted Stock. Absent an election under Section 83(b) of the Code, a Participant does not recognize taxable income upon the Award of Restricted Stock. Rather, the Participant is deemed to receive ordinary income at the time the restrictions on the Restricted Stock lapse. The amount of the Participant's taxable income is equal to the fair market value of the unrestricted stock, less any amount paid by the Participant for the Restricted Stock. The Company is entitled to a corresponding deduction at such time for the same amount.

     Unless an election under Code Section 83(b) is made, dividends paid to a Participant while the Restricted Stock remains subject to restrictions are treated as compensation for federal income tax purposes. Any dividends paid on the Restricted Stock subsequent to an election under Code Section 83(b) are treated as dividend income, rather than compensation, for federal income tax purposes.

     Effective Date. The Incentive Plan shall become effective as of January 1, 1998, subject to approval by the shareholders of the Company at the Company's 1998 Annual Meeting of Shareholders by a majority of the shares of the Company present at the meeting or represented and entitled to vote thereon. No Awards may be granted under the Plan prior to such approval.

                              Board Recommendation

     Proxies will be voted for or against approval of the Incentive Plan in accordance with the specifications marked thereon, and will be voted in favor of approval if no specification is made. Assuming a quorum is present, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon is required to adopt the Incentive Plan.

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
                        ADOPTION OF THE INCENTIVE PLAN.

                                     ITEM 4

                  PROPOSED RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors selected KPMG Peat Marwick LLP to audit the financial statements of the Company for the fiscal year ended December 31, 1997. The Audit Committee has recommended the appointment of KPMG Peat Marwick LLP as independent auditors for the Company to audit its consolidated financial statements for 1998 and to perform audit-related services. Such services include review of the Company's quarterly interim financial information; review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission; issuance of special-purpose reports covering such matters as employee benefit plans, management incentive compensation and submissions to various governmental agencies; and consultation in connection with various accounting and financial reporting matters.

     The Board is asking for your approval of the appointment of KPMG Peat Marwick LLP. If the shareholders should not approve, the Audit Committee and the Board will reconsider the appointment.

     A representative of KPMG Peat Marwick LLP will be at the Annual Meeting to answer questions or comment, where appropriate.

     Proxies will be voted for or against approval of this proposed ratification in accordance with the specifications marked thereon, and will be voted in favor of approval if no specification is made. Approval requires the favorable vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy, assuming that a quorum is present.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS.


                                  OTHER MATTERS

Shareholder Proposals

     To make a proposal to be included in the proxy statement for the 1999 Annual Meeting, you must submit your written request to the Company by December 7, 1998.

     According to the Company's by-laws, shareholder proposals for business, including director nominations, to be conducted at any Annual Meeting of shareholders (but which will not be included in the Company's proxy materials) must comply with the notice procedures outlined in the by-laws. Generally, such proposals must be received by the Company between February 10, 1999, and March 12, 1999. For a free copy of the Company by-laws, shareholders should write to the Corporate Secretary.


Other Business

     The Board of Directors does not know of any other business that will be presented at the meeting. If any other business come before the meeting, Mr. Redman, Mr. Shelton and Ms. Weaver will vote using their best judgment.

                                          By Order of the Board of Directors,



                                          Clarence O. Redman
                                          Secretary

Arlington Heights, Illinois
April 6, 1998

                                    EXHIBIT A

          AMCOL INTERNATIONAL CORPORATION 1998 LONG-TERM INCENTIVE PLAN

1.   Preamble.

     AMCOL International Corporation, a Delaware corporation (the "Company"), hereby establishes the AMCOL International Corporation 1998 Long-Term Incentive Plan (the "Plan") as a means whereby the Company may, through awards of (i) incentive stock options ("ISOs") within the meaning of Section 422 of the Code,
(ii) non-qualified stock options ("NSOs"), (iii) stock appreciation rights ("SARs"), and (iv) restricted stock ("Restricted Stock"):

     (a) provide officers, directors and employees who have substantial responsibility for the direction and management of the Company with additional incentive to promote the success of the Company's business;

     (b)  encourage such persons to remain in the service of the Company; and

     (c)  enable such persons to acquire proprietary interests in the Company.

     The provisions of this Plan do not apply to or affect any option, stock, stock appreciation right, restricted stock or phantom stock heretofore or hereafter granted under any other stock plan of the Company, and all such options, stock, stock appreciation rights, restricted stock or phantom stock shall be governed by and subject to the applicable provisions of the plan under which they were or will be granted.

     2.   Definitions and Rules of Construction.

          2.01 "Award" means the grant of Options, SARs and/or Restricted Stock to a Participant.

          2.02 "Award Date" means the date upon which an Option, SAR or Restricted Stock is awarded to a Participant under the Plan.

          2.03 "Board" or "Board of Directors" means the board of directors of the Company.

          2.04 "Code" means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto.

          2.05 "Committee" means two (2) or more directors elected by the Board of Directors from time to time; provided, however, that in the absence of an election by the Board, the Committee shall mean the Compensation Committee of the Board of Directors.

          2.06 "Common Stock" means common sock of the Company, par value $.01 per share.

          2.07 "Company" means AMCOL International Corporation, a Delaware corporation, and any successor thereto.

          2.08 "Exchange Act" shall mean the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

          2.09 "Fair Market Value" as of any date means the closing sale price for the Common Stock as of the close of business on that day (as reported by the Nasdaq Stock Market System or any securities exchange or automated quotation system of a registered securities association on which the Common Stock is then traded or quoted).

          2.10 "ISO"  means an  incentive  stock  option  within the  meaning of
               Section 422 of the Code.

          2.11 "NSO" means a non-qualified stock option, which is not intended to qualify under Section 422 of the Code.

          2.12 "Option" means the right of a Participant, whether granted as an ISO or an NSO, to purchase a specified number of shares of Common Stock, subject to the terms and conditions of the Plan.

          2.13 "Option Price" means the price per share of Common Stock at which an Option may be exercised.

          2.14 "Participant" means an individual to whom an Award has been granted under the Plan.

          2.15 "Plan" means the AMCOL International Corporation 1998 Long-Term Incentive Plan, as set forth herein and from time to time amended.

          2.16 "Restricted   Stock"  means  the  Common   Stock   awarded  to  a
               Participant pursuant to Section 8 of this Plan.

          2.17 "SAR" means a stock appreciation right issued to a Participant pursuant to Section 9 of this Plan.

          2.18 "Subsidiary" means any entity of which the Company owns or controls more than 50 percent of (i) the outstanding capital stock, or (ii) the combined voting power of all classes of stock.

          2.19 Rules of Construction:

               2.19.1 Governing Law. The construction and operation of this Plan are governed by the laws of the State of Illinois.

               2.19.2  Undefined  Terms.  Unless the  context  requires  another meaning, any term not specifically defined in this Plan is used in the sense given to it by the Code.

               2.19.3 Headings. All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

               2.19.4  Conformity  with  Section 422. Any ISOs issued under this
                    Plan are intended to qualify as incentive stock options described in Section 422 of the Code, and all provisions of the Plan relating to ISOs shall be construed in conformity with this intention. Any NSOs issued under this Plan are not intended to qualify as incentive stock options described in
                    Section 422 of the Code, and all provisions of the Plan relating to NSOs shall be construed in conformity with this intention.

               2.19.5  Gender.  Unless  clearly  inappropriate,   all  nouns  of
                    whatever gender refer indifferently to persons or objects of any gender.

               2.19.6  Singular  and  Plural.   Unless  clearly   inappropriate,
                    singular terms refer also to the plural and vice versa.

               2.19.7 Severability.  If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions are to continue in full force and effect and to be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

3.   Stock Subject to the Plan.

     Except as otherwise provided in Section 12, the aggregate number of shares of Common Stock with respect to which Awards may be granted through this Plan may not exceed 1,900,000 shares. If any Awards shall terminate or expire as to any number of shares, new Awards may thereafter be awarded with respect to such shares. The aggregate number of shares of Common Stock with respect to which Awards may be granted to any Participant in any calendar year may not exceed 100,000 shares.

4.   Administration.

     The Committee shall administer the Plan. All determinations of the Committee are made by a majority vote of its members. The Committee's determinations are final and binding on all Participants. In addition to any other powers set forth in this Plan, the Committee has the following powers:

     (a)  to construe and interpret the Plan;

     (b) to establish, amend and rescind appropriate rules and regulations relating to the Plan;

     (c) subject to the terms of the Plan, to select the individuals who will receive Awards, the times when they will receive them, the number of Options, Restricted Stock and/or SARs to be subject to each Award, the Option Price, the vesting schedule (including any performance targets to be achieved in connection with the vesting of any Award), the expiration date applicable to each Award and other terms and provisions and restrictions of the Awards (which need not be identical) and to amend or modify any of the terms of outstanding Awards;

     (d) to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any Awards;

     (e) generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Awards granted thereunder as it may deem necessary or advisable; and

     (f) to determine the form in which tax withholding under Section 15 of this Plan will be made (i.e., cash, Common Stock or a combination thereof).

5.   Eligible Participants.

     Present and future directors, officers and employees of the Company shall be eligible to participate in the Plan. The Committee from time to time shall select those officers, directors and employees of the Company and any Subsidiary or affiliate of the Company who shall be designated as Participants and shall designate in accordance with the terms of the Plan the number, if any, of ISOs, NSOs, SARs and shares of Restricted Stock or any combination thereof, to be awarded to each Participant.

6.   Terms and Conditions of Non-Qualified Stock Options.

     Subject to the terms of the Plan, the Committee, in its discretion, may award an NSO to any Participant. Each NSO shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee in such agreement, each NSO shall be subject to the following express terms and conditions, and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:

     6.01 Option Period. Each NSO will expire as of the earliest of:

          (i) the date on which it is forfeited under the provisions of Section 11.1;

          (ii) ten (10) years from the Award Date;

          (iii)three  (3)  months  after  the   Participant's   termination   of
               employment with the Company and its parent and Subsidiaries or service on the Board for any reason other than for cause, death, total and permanent disability or retirement;

          (iv) immediately upon the Participant's termination of employment with the Company and its parent and Subsidiaries or service on the Board for cause;

          (v) twelve (12) months after the Participant's death or total and permanent disability;

          (vi) sixty (60) months after the Participant's termination of employment with the Company and its parent and Subsidiaries or service on the Board on account of retirement on or after age sixty-five (65); or

          (vii)any other date specified by the Committee when the NSO is granted.

     6.02 Option Price. At the time granted, the Committee shall determine the Option Price of any NSO, which shall not be less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the NSO on the Award Date and in the absence of such determination, the Option Price shall be one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the NSO on the Award Date.

     6.03 Vesting. Unless otherwise determined by the Committee and set forth in the Award agreement, NSO Awards shall vest in accordance with Section 11.1; provided, that in no event shall an NSO granted to a Participant who is subject to Section 16 of the Exchange Act be exercisable earlier than six (6) months from the Award Date.

     6.04 Other Option Provisions. The form of NSO authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

7.   Terms and Conditions of Incentive Stock Options

     Subject to the terms of the Plan, the Committee, in its discretion, may award an ISO to any employee Participant. The aggregate fair market value of the Common Stock covered by ISOs granted under the Plan or any other stock option plan of the Company or any subsidiary or parent of the Company that become exercisable for the first time by any employee in any calendar year shall not exceed $100,000. The aggregate fair market value will be determined at the Award Date. Each ISO shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee, each ISO shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:

     7.01 Option Period. Each ISO will expire as of the earliest of:

          (i) the date on which it is forfeited under the provisions of Section 11.1;

          (ii) ten (10)  years  from the  Award  Date,  except  as set  forth in
               Section 7.02 below;

          (iii)immediately upon the Participant's termination of employment with the Company and any parent and Subsidiary of the Company for cause;

          (iv) three (3) months after the Participant's termination of employment with the Company and any parent and Subsidiary of the Company for any reason other than for cause or death or total and permanent disability;

          (v) twelve (12) months after the Participant's death or total and permanent disability; or

          (vi) any other date (within the limits of the Code) specified by the Committee when the ISO is granted.

Notwithstanding the foregoing provisions granting discretion to the Committee to determine the terms and conditions of ISOs, such terms and conditions shall meet the requirements set forth in Section 422 of the Code or any successor thereto.

     7.02 Option Price and Expiration. The Option Price of any ISO shall be determined by the Committee at the time an ISO is granted, and shall be no less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the ISO on the Award Date; provided, however, that if an ISO is granted to a Participant who, immediately before the grant of the ISO, beneficially owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations, the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the ISO on the Award Date and in such cases, the exercise period specified in the Option agreement shall not exceed five (5) years from the Award Date.

     7.03 Vesting. Unless otherwise determined by the Committee and set forth in the Award agreement, ISO Awards shall vest in accordance with Section 11.1; provided that in no event shall an ISO granted to a Participant who is subject to Section 16 of the Exchange Act be exercisable earlier than six (6) months from the Award Date.

     7.04 Other Option Provisions. The form of ISO authorized by the Plan may contain such other provisions as the Committee may, from time to time, determine; provided, however, that such other provisions may not be inconsistent with any requirements imposed on incentive stock options under Code Section 422 and related Treasury regulations.

8.   Terms and Conditions of Restricted Stock Awards.

     Subject to the terms of the Plan, the Committee, in its discretion, may award Restricted Stock to any Participant at no additional cost to the Participant. Each Restricted Stock Award shall be evidenced by an agreement, in such form as is approved by the Committee, and all shares of Common Stock awarded to Participants under the Plan as Restricted Stock shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

     (a)  Restricted  Period.  Shares of  Restricted  Stock  awarded  under this
          Section 8 may not be sold, assigned, transferred, pledged or otherwise encumbered before they vest.

     (b) Vesting. Restricted Stock Awards under this Section 8 shall vest in accordance with Section 11.2.

     (c) Certificate Legend. Each certificate issued in respect of shares of Restricted Stock awarded under this Section 8 shall be registered in the name of the Participant and shall bear the following (or a similar) legend until such shares have vested:

               "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted Stock contained in
               Section 8 of the AMCOL International Corporation 1998 Long-Term Incentive Plan and an Agreement entered into between the registered owner and AMCOL International Corporation. Copies of such Plan and Agreement are on file at the principal office of AMCOL International Corporation."

9.   Terms and Conditions of Stock Appreciation Rights.

     The Committee may, in its discretion, grant a SAR to any Participant under the Plan. Each SAR shall be evidenced by an agreement between the Company and the Participant, and may relate to and be associated with all or any part of a specific ISO or NSO. A SAR shall entitle the Participant to whom it is granted the right, so long as such SAR is exercisable and subject to such limitations as the Committee shall have imposed, to surrender any then exercisable portion of his SAR and, if applicable, the related ISO or NSO, in whole or in part, and receive from the Company in exchange, without any payment of cash (except for applicable employee withholding taxes), that number of shares of Common Stock having an aggregate Fair Market Value on the date of surrender equal to the product of (i) the excess of the Fair Market Value of a share of Common Stock on the date of surrender over the Fair Market Value of the Common Stock on the date the SARs were issued, or, if the SARs are related to an ISO or an NSO, the per share Option Price under such ISO or NSO on the Award Date, and (ii) the number of shares of Common Stock subject to such SAR, and, if applicable, the related ISO or NSO or portion thereof which is surrendered.

     A SAR granted in conjunction with an ISO or NSO shall terminate on the same date as the related ISO or NSO and shall be exercisable only if the Fair Market Value of a share of Common Stock exceeds the Option Price for the related ISO or NSO, and then shall be exercisable to the extent, and only to the extent, that the related ISO or NSO is exercisable. The Committee may at the time of granting any SAR add such additional conditions and limitations to the SAR as it shall deem advisable, including, but not limited to, limitations on the period or periods within which the SAR shall be exercisable and the maximum amount of appreciation to be recognized with regard to such SAR. If a Participant is subject to Section 16(a) and Section 16(b) of the Exchange Act, the Committee may at any time add such additional conditions and limitations to such SAR which, in its discretion, the Committee deems necessary or desirable to comply with such Section 16(a) or Section 16(b) and the rules and regulations issued thereunder, or to obtain any exemption therefrom. Any ISO or NSO or portion thereof which is surrendered with an SAR shall no longer be exercisable. An SAR that is not granted in conjunction with an ISO or NSO shall terminate on such date as is specified by the Committee in the SAR agreement and shall vest in accordance with Section 11.2. The Committee, in its sole discretion, may allow the Company to settle all or part of the Company's obligation arising out of the exercise of an SAR by the payment of cash equal to the aggregate Fair Market Value of the shares of Common Stock which the Company would otherwise be obligated to deliver.

10.  Manner of Exercise of Options.

     To exercise an Option in whole or in part, a Participant (or, after his death, his executor or administrator) must give written notice to the Committee, stating the number of shares with respect to which he intends to exercise the Option. The Company will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price. The Committee may permit the Option Price to be paid in cash or shares of Common Stock held by the Participant having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price. The Committee may permit a Participant to elect to pay the Option Price upon the exercise of an Option by authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise. The Committee may also permit the Option Price to be paid by any other method permitted by law, including by delivery to the Committee from the Participant of an election directing the Company to withhold the number of shares of Common Stock from the Common Stock otherwise due upon exercise of the Option having an aggregate Fair Market Value on that date equal to the Option Price. If a Participant pays the Option Price with shares of Common Stock which were received by the Participant upon exercise of one or more ISOs, and such Common Stock has not been held by the Participant for at least the greater of:

     (a)  two (2) years from the date the ISOs were granted; or

     (b) one (1) year after the transfer of the shares of Common Stock to the Participant;

the use of the shares shall constitute a disqualifying disposition and the ISO underlying the shares used to pay the Option Price shall no longer satisfy all of the requirements of Code Section 422.

11.  Vesting.

     11.1 Options. A Participant may not exercise an Option until it has become vested. The portion of an Award of Options that is vested depends upon the period that has elapsed since the Award Date. The following schedule applies to any Award of Options under this Plan unless the Committee establishes a different vesting schedule on the Award Date:

          Number of Years Since Award Date            Vested Percentage

          Fewer than two                                     None
          Two but fewer than three                            40%
          Three but fewer than four                           60%
          Four but fewer than five                            80%
          Five or more                                       100%

     Notwithstanding anything herein to the contrary, however, all Awards will become vested and exercisable upon the effective date of a "change in control" and will remain exercisable during the 30 days following the effective date of the change in control. As used in this paragraph, the term "change in control" means the change in the legal or beneficial ownership of 51% of the outstanding shares of Common Stock of the Company within a six-month period, other than by death or operation of law, or the sale of 90% or more of the assets of the Company within the six-month period.

     If a Participant's employment with the Company or service on the Board is terminated due to: (i) retirement on or after his sixty-fifth (65th) birthday;
(ii) retirement on or after his fifty-fifth (55th) birthday with consent of the Company; (iii) total and permanent disability as determined by the Company; (iv) death; or (v) a change in control of the Company (as determined by the Committee), the Committee may, in its discretion, accelerate vesting. Unless the Committee otherwise provides in the Award agreement, if a Participant's employment with or service to the Company terminates for any other reason, any Awards that are not yet vested are forfeited. A transfer from the Company to a Subsidiary or affiliate, or vice versa, is not a termination of employment for purposes of this Plan. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate in respect of any leave of absence taken by a Participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not a Participant's leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on Awards granted to such Participant. Unless otherwise determined by the Committee in its sole discretion, a Participant shall be considered to have terminated employment if his or her employer ceases to be an affiliate of the Company, even if he or she continues to be employed by such employer.

     11.2 Restricted Stock and SARs. The Committee shall establish the vesting schedule to apply to any Award of Restricted Stock or SAR that is not associated with an ISO or NSO granted under the Plan to a Participant, and in the absence of such a vesting schedule, such Award shall vest according to the vesting schedule set forth in Section 11.1. In no event, however, will a SAR or Restricted Stock Award granted to a Participant who is subject to Section 16 of the Exchange Act be exercisable until at least six (6) months from its Award Date.

     If a Participant's employment with the Company or service on the Board is terminated due to: (i) retirement on or after his sixty-fifth (65th) birthday;
(ii) retirement on or after his fifty-fifth (55th) birthday with consent of the Company; (iii) total and permanent disability as determined by the Company; (iv) death; or (v) a change in control of the Company (as determined by the Committee), the Committee may, in its discretion, accelerate vesting. Unless the Committee otherwise provides in the Award agreement, if a Participant's employment with or service to the Company is terminated for any other reason, any Awards that are not yet vested are forfeited. A transfer from the Company to a Subsidiary or affiliate, or vice versa, is not a termination of employment for purposes of this Plan.

12.  Adjustments to Reflect Changes in Capital Structure.

     If there is any change in the corporate structure or shares of the Company, the Committee may make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares authorized by the Plan and, with respect to outstanding Awards, in the number and kind of shares covered thereby and in the applicable Option Price. For the purpose of this
Section 12, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, separation, reorganization, or liquidation and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation.

13.  Nontransferability of Awards.

     ISOs are not transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. During a Participant's lifetime, his ISOs may be exercised only by him. All other Awards granted pursuant to this Plan are transferable by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, or in the Committee's discretion after vesting.

14.  Rights as Shareholder.

     No Common Stock may be delivered upon the exercise of any Option until full payment has been made. A Participant has no rights whatsoever as a shareholder with respect to any shares covered by an Option until the date of the issuance of a stock certificate for the shares.

15.  Withholding Tax.

     The Committee may, in its discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with any Awards by (i) having the Company withhold shares of Common Stock, (ii) tendering back shares of Common Stock received in connection with such Award or (iii) delivering other previously acquired shares of Common Stock having a Fair Market Value approximately equal to the amount to be withheld.

16.  No Right to Employment.

     Participation  in the Plan  will not  give  any  Participant  a right to be
retained   as  an  employee  or  director  of  the  Company  or  its  parent  or
Subsidiaries, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan. Nothing contained in the Plan, or in any Award granted pursuant to the Plan, nor in any Agreement made pursuant to the Plan, shall interfere in any way with the right of the Company or its parent or Subsidiaries to terminate the Participant's employment at will or change the Participant's compensation at any time.

17.  Amendment of the Plan.

     The Board of Directors may from time to time amend or revise the terms of this Plan in whole or in part and may, without limitation, adopt any amendment deemed necessary; provided, however, that no change in any Award previously granted to a Participant may be made that would impair the rights of the Participant without the Participant's consent.

18.  Shareholder Approval.

     Operation of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted by the Board of Directors. If such shareholder approval is obtained at a duly held shareholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the shares of the Company present at the meeting or represented and entitled to vote thereon. The approval of such shareholders of the Company shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

19.  Conditions Upon Issuance of Shares.

     An Option shall not be exercisable and a share of Common Stock shall not be issued pursuant to the exercise of an Option, and Restricted Stock shall not be awarded until such time as the Plan has been approved by the shareholders of the Company and unless the award of Restricted Stock, exercise of such Option and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or national securities association upon which the shares of Common Stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

20.  Assumption of Awards by the Company.

     The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company's award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Award rather than assuming an existing option, such new Award may be granted with a similarly adjusted exercise price.

21.  Effective Date and Termination of Plan.

     21.01Effective Date. This Plan is effective as of the date of its adoption by the Board of Directors; provided, however, that the Plan and any Awards granted hereunder shall be null and void if shareholder approval is not obtained within twelve months of the date of such adoption.

     21.02Termination of the Plan. The Plan will terminate ten (10) years after the date it is approved by the Board of Directors; provided, however, that the Board of Directors may terminate the Plan at any time prior thereto with respect to any shares that are not then subject to Awards. Termination of the Plan will not affect the rights and obligations of any Participant with respect to Awards granted before termination.